  As filed with the Securities and Exchange Commission on  November  24, 1998
                                    SEC Registration No.  ______________________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                COYOTE SPORTS, INC.
                            -------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                                88-0326730
------------------------                              --------------------------
(State of Incorporation)                              (I.R.S. Employer I.D. No.)



            2291 Arapahoe Avenue, Boulder, CO   80302 , (303) 417-0942
       ----------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Offices)

                                James M. Probst
                            Chief Executive Officer
                              Coyote Sports, Inc.
                             2291 Arapahoe Avenue
                               Boulder, CO 80302
                                 (303) 417-0942
            -------------------------------------------------------
            (Name, Address, Including Zip Code and Telephone Number
                   including Area Code of Agent for Service)

                                   Copies to:
                                   ----------

                           Laurie P. Glasscock, Esq.
                        Chrisman, Bynum & Johnson, P.C.
                             1900 Fifteenth Street
                              Boulder, CO  80302
                                (303) 546-1300

--------------------------------------------------------------------------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_ /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x /
                                                     _

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_ /

                           __________________________

                        CALCULATION OF REGISTRATION FEE

                                                    Proposed
                                    Proposed        Maximum
Title of Each          Shares       Maximum         Aggregate  Amount of
Class of Securities    to be        Offering Price  Offering   Registration
to be Registered       Registered   Per Share*      Price*     Fee
---------------------------------------------------------------------------
Common Stock            1,091,526    $4.2815        $4,673,369  $1,299.20
---------------------------------------------------------------------------

*Estimated solely for the purpose of calculating the registration fee. Computed pursuant to Rule 457(c) on the basis of the average of the bid and asked price on the NASDAQ Small Cap Market system as of the close of trading on November 20 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

PROSPECTUS

                              COYOTE SPORTS, INC.
                             2291 ARAPAHOE AVENUE
                              BOULDER, CO  80302
                                (303) 417-0942

                       1,091,526 Shares of Common Stock

                          ---------------------------

     This Prospectus relates to up to 1,091,526 shares of common stock of Coyote Sports, Inc., a Nevada corporation ("Coyote"), held by current Coyote stockholders who may offer the shares for sale from time to time. Coyote will not receive any of the proceeds from the sale of the shares registered in this Registration Statement.

     As of the close of trading on November 20, 1998, the closing sale price of Coyote common stock as quoted on the NASDAQ Small Cap Market was $4.2815 per share. Coyote common stock trades on the NASDAQ Small Cap market under the symbol "COYT".

     The selling stockholders may offer to sell the shares from time to time at designated prices, which may vary based on market prices prevailing at the time of sale, or negotiated prices. The distribution of the shares by selling stockholders is not subject to any underwriting agreement. Selling stockholders may sell their shares directly in negotiated transactions or through customary brokerage channels, to or through broker-dealers acting as agents or principals. These broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholders and/or from the purchasers of the shares. Compensation to a particular broker-dealer might be in excess of customary commissions. Any broker-dealers who participate with the selling stockholders in the distribution of shares may be deemed to be underwriters and any commissions or profits they receive on the resale of shares they position might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933.

     Coyote will pay all the expenses of the offering, which are estimated to be $25,000.


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS ON PAGE
2".


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ___________________________

             The date of this Prospectus is ________________, 1998

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Summary...............................................................  1
Risk Factors..........................................................  2
Additional Information................................................  7
Documents Incorporated by Reference...................................  7
Use of Proceeds.......................................................  8
Determination of Offering Price.......................................  8
Selling Stockholders..................................................  8
Common Stock..........................................................  8
Plan of Distribution..................................................  9
Experts...............................................................  9
Legal Opinion.........................................................  9

                                    SUMMARY

     Certain current shareholders of Coyote Sports, Inc., a Nevada corporation ("Coyote"), common stock (collectively, the "Selling Stockholders") desire to publicly trade their shares of common stock that they acquired in various private transactions exempt from registration under the Securities Act of 1933. In order to permit public secondary trading of these shares, Coyote has agreed to register these shares in a Form S-3 Registration Statement filed with the Securities and Exchange Commission.

THE COMPANY

     Coyote designs, engineers, manufactures, markets and distributes brand-name sports equipment and recreational products worldwide. Through an aggressive acquisition strategy, we have an ownership interest in six operating companies worldwide:

   1.   Apollo Sports Technologies, Limited;
   2.   Reynolds Cycle Technology, Limited;
   3.   Apollo Golf, Inc.;
   4.   Sierra Materials, LLC;
   5.   Unifiber Corporation; and
   6.   Unggul Galakan Sdn. Bhd.

     Our products include steel and graphite golf shafts and premium grade bicycle tubing. We also produce graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other sporting goods products.

     Our business objective is to become a leading provider of sports equipment and recreational products. Our management team intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports equipment and recreation products industry. We intend to continue to purchase companies within the sports equipment and recreation products industry with experienced management that have well-established brand names and product lines and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, and through expanded sales and marketing efforts. In addition, we intend to pursue vertical integration of company-wide manufacturing and distribution capabilities.

     We will continue to seek financing and acquisition candidates. The following paragraphs describe our acquisition activities since the end of our last fiscal year, December 31, 1997.

     UNIFIBER ACQUISITION. On March 19, 1998, we acquired all of the outstanding stock of Unifiber Corporation ("Unifiber"), a supplier of graphite golf shafts to premium original equipment manufacturers. The purchase price was $3,000,000 in cash and 521,739 shares of Coyote's common stock recorded at fair market value of $1,500,000. The purchase agreement gives the previous owner the option to sell the 521,739 shares of Coyote common stock back to Coyote for a period of two years after the sale at a price of $5.17 per share. This option was assigned to Paragon Coyote Texas Ltd., a Texas limited partnership ("Paragon") in connection with the $6,000,000 loan described below. In addition, we have agreed to pay the previous owner of Unifiber $100,000 per year for the next five years for his agreement not to own, manage, operate, be employed at or be connected to in any manner any business of the type conducted by Unifiber. The Agreement provides for an upward adjustment of the purchase price in the event Unifiber's financial performance for the calendar year ending December 31, 1998 results in net income before income taxes equal to at least $1,500,000. The upward adjustment of the purchase price ranges from $500,000 to $2,000,000 based upon net income before income taxes of $1,500,000 to $2,500,000. Based on operating results through September 30, 1998, we do not expect to pay any of the upward purchase price adjustment.

     PARAGON TRANSACTION. On March 19, 1998, Coyote borrowed $6,000,000 from Paragon. The funds were used to, among other things, finance the Unifiber acquisition described above. The loan from Paragon bears interest at 12% per annum, payable quarterly with principal due September 19, 1999. The loan is secured by our co-founders' shares of Coyote common stock. As part of the loan, Coyote also issued 163,265 shares of Coyote common stock to Paragon. Paragon may receive additional Coyote shares or cash if (1) the loan is not paid in full by March 19, 1999 and the value of the shares Coyote issued to Paragon is less than $1,000,000; or (2) the loan is not paid in full by September 19, 1999 and the value of the shares Coyote issued to Paragon is less than $1,000,000; or (3) the loan is prepaid in full prior to September 19, 1999 and the value of the shares Coyote issued to Paragon on the date of prepayment is less than $1,000,000. As of September 30, 1998, $6,000,000 was outstanding on this loan. Paragon is a Selling Stockholder in this Prospectus.

     RELINQUISHMENT OF ASSETS. On June 15, 1998, Coyote gave up its right to use the ICE*USA trade name, and certain other property, to the previous owner of ICE*USA. Coyote will not distribute its winter sports products under the ICE*USA trade name. Coyote has removed all of the assets and liabilities of ICE*USA from its consolidated financial statements as of June 15, 1998, resulting in a net extraordinary gain of $346,581 during the six months ended June 30, 1998.

     EXCHANGE OF ASSETS. On July 23, 1998, we exchanged our 77% ownership interest in Pentiumatics Sdn. Bhd. for a 28% ownership interest in the outstanding common stock of Unggul Galakan Sdn. Bhd. ("Unggul"). Unggul owns 100% of Action Wear Sdn. Bhd. ("Action Wear"), a southeast Asian manufacturer of athletic apparel. For the twelve months ended December 31, 1997 (unaudited) Action Wear reported net income of $819,000 on revenue of $8,500,000. As of December 31, 1997, Action Wear had net assets of $3,042,000.

     HERMES ADVISORS. On September 4, 1998, Hermes Advisors ("Hermes") purchased in managed accounts 250,000 shares of Coyote common stock from Coyote at $4.00 a share for a total purchase price of $1,000,000.

     COBRA GOLF, INCORPORATED - ASSET PURCHASE. On September 9, 1998, Coyote purchased substantially all of the assets of West Coast Composites, Inc., a subsidiary of Cobra Golf Incorporated ("Cobra"). The assets we purchased included inventory and equipment which are used to manufacture graphite golf shafts. Coyote paid Cobra a total of $6,000,000, $500,000 of which was paid on September 9, 1998, with the balance due March 31, 1999. The balance of $5,500,000 bears interest at 10% and is secured by all of the common stock of Unifiber and by the assets purchased from Cobra.


                                  RISK FACTORS

     Prior to purchasing the shares offered by this Prospectus, you should carefully read the information contained in the entire Prospectus and consider the following risk factors relating to Coyote and its business.

     SUBSTANTIAL CHANGES IN CORPORATE STRUCTURE. During 1998, Coyote acquired all of the outstanding stock of Unifiber, a supplier of graphite golf shafts to premium original equipment manufacturers, and acquired substantially all of the assets of a subsidiary of Cobra. In addition, Coyote relinquished its rights to the ICE*USA trade name and line of winter sports equipment. Coyote cannot assure that it will be able to execute the business plan of the newly-combined businesses or that the combined companies will generate profits in the future.

     SUBSTANTIAL DEBT FINANCING. During 1998, Coyote incurred substantial debt to finance acquisitions of complementary businesses within the sports equipment and recreation industry. On March 19, 1998, Coyote borrowed $6,000,000 from Paragon Coyote Texas, Ltd., a Texas limited partnership, to finance the acquisition of Unifiber Corporation. The principal on the loan is due September 19, 1999. On September 9, 1998, Coyote purchased certain assets of Cobra in part with a note for $5,500,000 due March 31,1999 secured by all of the common stock of Unifiber. Coyote cannot assure that the combined revenues of its subsidiaries will be sufficient to generate enough cash to repay these and other debt obligations.

     LIQUIDITY. Management believes that the combination of cash on hand, projected cash flows from operations, extending the due dates of current debt agreements and entering into new debt agreements will provide sufficient cash to meet its obligations as they come due. However, there can be no assurance that operations will generate positive cash flows, that the debt agreements will be extended or that new debt agreements will provide sufficient cash to meet its obligations as they come due.

     Coyote continues to consider the acquisition of additional businesses complementary to its business. Coyote would require additional debt or equity financing, if it were to engage in a material acquisition in the future.

     RISKS INVOLVED WITH EXPANSION STRATEGY AND UNSPECIFIED ACQUISITIONS. Since inception, Coyote has acquired an equity interest in eight operating companies. In May 1997, Coyote and its partner dissolved one of the companies, which evaluated business opportunities in marketing and selling sporting goods apparel. An important part of Coyote's growth strategy is to increase sales through product innovation and to pursue growth opportunities domestically and internationally, including growth through acquisitions. Coyote expects to continue to acquire businesses in complementary industries in furtherance of this strategy and in most cases, Coyote will not be required to obtain stockholder approval to complete such acquisitions. Although Coyote regularly evaluates acquisition and business combination opportunities, we currently have no agreements to enter into any additional acquisitions.

     Acquisitions involve numerous risks to Coyote. For example, Coyote may not be able to retain key employees of the acquired corporation. The amortization of acquired intangible assets, if any, may negatively affect Coyote's financial position. Coyote's management may be required to divert their attention away from daily operating activities. In addition, acquisitions involve the risk that liabilities of the acquired company that predate the acquisition might exceed any indemnities Coyote obtained in the acquisition from the acquired company.

     NO ASSURANCE THAT ACQUISITIONS WILL BE EFFECTIVELY ASSIMILATED. Coyote's future financial success depends substantially upon the successful integration of any future acquisitions into Coyote's consolidated group business operations. It could take several fiscal quarters to accomplish complete integration. Integration would require, among other considerations, assimilation of the operations, management, personnel and procedures of the acquired company, and the coordination of sales and marketing and research and development efforts.
In addition, the process of combining two organizations could seriously interrupt the daily business activities of either or both organizations. Coyote cannot assure that present and potential customers of Coyote or any acquired company would remain customers following an acquisition or other business combination. Nor can Coyote assure that recent or future acquisitions will successfully or profitably integrate with Coyote's existing consolidated group.

     FURTHER CAPITAL REQUIREMENTS ASSOCIATED WITH EXPANSION. Coyote's capital requirements have been and will continue to be significant. Coyote's ability to consummate future acquisitions and execute its growth strategy will depend largely on our ability to obtain additional debt or equity financing. However, expansion or acquisition costs could adversely affect Coyote's liquidity and financial stability. Coyote cannot assure that a future acquisition will not require further debt or that we will be successful in obtaining favorable financing arrangements in the future. Coyote's access to capital markets depend upon, among other factors, the cost of such capital, which relates to the perception in capital markets of Coyote's growth potential in the industries in which our subsidiaries conduct business, results of operations, leverage, financial condition and business prospects.

     POTENTIAL PROBLEMS ASSOCIATED WITH GROWTH. Coyote has experienced significant growth in the past two years and expects such growth to continue. This growth may significantly strain our future management, staff, working capital and operating and financial control systems. Coyote cannot assure that our management, staff, working capital and operating and financial control systems can adequately support future anticipated growth. If Coyote is unable to continue to upgrade our operating and financial control systems, to recruit qualified staff or to respond effectively to difficulties that arise during expansion, Coyote's operating results and financial position could be materially harmed.

     DEPENDENCE ON ECONOMIC CONDITIONS AND CONSUMER TRENDS. The business of Coyote and our subsidiaries is subject to economic cycles and changing consumer trends. Our customers are generally manufacturers of finished goods sold to consumers, primarily discretionary sports equipment and recreational products. Any period of economic uncertainty or decline that impacts consumer spending could significantly harm Coyote's business, results of operations and financial condition. In addition, any general decline in the size of the market for golf shafts, or bicycle tubing due to market conditions or otherwise, would substantially harm Coyote's business, results of operations and financial condition. Although consumer spending on golf and bicycle products has increased in the past ten years, Coyote cannot assure that this trend will continue.

     MARKET VOLATILITY. The market for golf clubs is subject to considerable volatility based on changing consumer demand for golf club brands. This volatility could significantly harm Coyote's operations and financial position. It will often be impossible to predict such shifts in advance.

     NO ASSURANCE OF FUTURE PROFITS; EXPENSES ASSOCIATED WITH PUBLIC COMPANY OBLIGATIONS. Coyote recorded its first profitable quarter in June 1998 and saw record revenues, which grew 64% from $12,750,000 to $20,878,000 million for the six months ended June 30, 1997 and 1998, respectively. In addition, for the nine months ended September 30, 1998, Coyote experienced net income of $571,035 or $0.13 per diluted share. In order to remain profitable, Coyote must continue to increase sales while effectively managing operating costs. Profitability also depends largely on management's ability to utilize existing plant capacities more efficiently at Apollo Sports Technologies, Unifiber and Reynolds Cycle Technology, Limited, and to expand manufacturing capacity at Sierra Materials. Although Coyote believes that it can further enhance profitability by acquiring companies with complementary and compatible business operations to the existing businesses of our subsidiaries, Coyote cannot assure that it will be able to achieve these goals or that its growth strategy will ensure future profitability.

     SEASONALITY. Our customers have historically built inventory in anticipation of golf club purchases by golfers in the spring and summer, the principal selling seasons for golf clubs. As a result of Coyote's present dependence upon Apollo Sports Technologies and Unifiber golf shaft sales, management expects for the foreseeable future that our business will remain seasonal. Therefore, the seasonal fluctuations in the demand for golf clubs and in the sale of golf shafts, our primary product, will likely continue to affect our operating results.

     POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALL CAP MARKET. Coyote common stock, registered in Coyote's initial public offering in September, 1997, is publicly traded on the NASDAQ Small Cap Market under the symbol "COYT." In order to maintain its listing, Coyote must meet certain requirements relating to net assets, net income or market capitalization. Coyote cannot guarantee that it will be able to satisfy these listing requirements and that its common stock will not be suspended or terminated from inclusion in the NASDAQ Small Cap Market. If Coyote's common stock were delisted, the secondary market would be limited to trading in the over-the-counter market and investors would find it more difficult to dispose of their stock or obtain accurate quotations as to share price. In addition, Coyote would be in default of its loan with Paragon if its common stock were delisted.

     COMPETITION. Coyote operates in a fragmented, intensely competitive and rapidly evolving environment. Most of Coyote's competitors are larger and have substantially greater financial, research and development, marketing and personnel resources than it does. Coyote's future success, if any, will depend on its ability to remain competitive with these larger sports equipment manufacturers. This environment may pressure Coyote to accept lower profit margins, which could adversely effect Coyote's operating results and financial condition.

     DEPENDENCE UPON KEY PERSONNEL; CHANGES IN MANAGEMENT GROUP; ATTRACTION AND RETENTION OF QUALIFIED PERSONS. Coyote's success depends on the continued service of certain executive officers, including James M. Probst, Chief Executive Officer and President; Mel S. Stonebraker, Chairman, and Secretary; and J. P. McNeill, Chief Financial Officer. All of these officers have employment contracts which expire May 31, 2000. These officers are all either stockholders or hold options to purchase common stock of Coyote. If one or more of these executives decides to end his employment with Coyote, it could negatively impact Coyote's business operations and financial condition.

     Equally important to our future growth and success is our ability to attract, retain and expand our qualified personnel staff. Competition for such personnel is high and Coyote cannot assure that we will be successful in our efforts to attract and retain them.

     YEAR 2000 ISSUE. Coyote is aware of the issues associated with the programming code in existing computer systems and is working to resolve the potential impact of the year 2000 on the ability of its computerized information systems to accurately process information that may be date sensitive. Any of Coyote's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures ("Year 2000 Issue").

     Coyote utilizes a number of computer programs across its operations.
Coyote has developed a Year 2000 project team to address the Year 2000 Issue. An initial assessment has been completed for each of its operations. The evaluation revealed that a number of computer hardware and software systems utilized by Coyote have Year 2000 compliance issues. These systems will need to be replaced or upgraded. The majority of the systems and/or programs are "off the shelf" products with Year 2000 compliant versions now available. However, there are some custom programs which will need to be reprogrammed to be Year 2000 compliant.

     A year 2000 plan has been developed for most of Coyote's operations, some of which are in the implementation and testing stages. The system and programs are scheduled to be replaced or upgraded at various times over the next 10 months. Coyote expects to have all critical systems and/or programs
Year 2000 compliant by August 1999.

     Coyote relies on third parties for many products and services and it may be adversely impacted if these companies are unable to address this issue in a timely manner which could result in a material financial risk to Coyote. Coyote has not performed an assessment on the state of readiness and/or compliance of key suppliers and customers. Management plans to identify key suppliers and customers by March 31, 1999.

     Management expects that completion of its Year 2000 compliance project will result in additional expenditures or approximately $100,000.

     Coyote's failure to resolve the Year 2000 Issue on or before December 31, 1999, could result in system failures or miscalculations causing disruption in operations, including among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom Coyote's business relies to timely remediate their Year 2000 issues could result in disruptions in Coyote's supply of parts and materials, late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to Coyote's daily operation. While Coyote believes its Year 2000 compliance actions will adequately address its internal Year 2000 Issue, until Coyote completes its assessment of its suppliers and customers, the overall risks cannot be accurately described and quantified, and there can be no guarantee that the Year 2000 Issue will not have a material adverse effect on Coyote and its operations.

     Coyote has not, to date, implemented a Year 2000 contingency plan. It is Coyote's goal to have the major Year 2000 issues resolved by mid 1999. Final verification and validation is scheduled to occur by August 1999. However, Coyote intends to develop and implement a contingency plan by mid 1999, in the event that its Year 2000 Issue plan should fall behind schedule.

     VOLATILITY OF MARKET; UNCERTAINTY OF MARKET. From the time of Coyote's initial public offering in September 1997, its common stock has publicly traded on the NASDAQ Small Cap Market. Potential investors should not assume that a secondary market for Coyote common stock exists or that there will be liquidity in the trading market. The development of a secondary trading market for Coyote common stock will depend on the financial performance of Coyote and its subsidiaries. Other factors which will also influence the price and trading market of Coyote common stock include investor confidence in the sports equipment market generally and in Coyote. If the trading market for the common stock is limited and an investor decides to dispose of its stock, the price received may be affected.

     GOVERNMENT REGULATION. Coyote's operations are subject to government laws and regulations, including the laws of the United States, the United Kingdom and Malaysia, that regulate activities such as labor practices and the emission, storage, treatment and disposal of certain pollutants and other materials or substances. Although compliance with such regulations has not yet materially impacted Coyote's operating results or financial position, we cannot assure that Coyote will not incur material costs or liabilities associated with future compliance requirements. Changes in such laws or regulations may also give rise to additional compliance costs or business interruptions with negative consequences on Coyote's operational results and financial condition.

     NO DIVIDENDS. Coyote has not paid any dividends on its common stock since its inception and does not anticipate paying dividends in the future.

     POSSIBLE RESALES UNDER RULE 144. As of November 15, 1998, 4,231,265 shares of Coyote's issued and outstanding common stock are "restricted securities" and may be resold under certain circumstances in compliance with Rule 144 of the Securities Exchange Act of 1934 ("Rule 144"). Under Rule 144, a person, including an affiliate of Coyote, who has beneficially owned stock for one year may dispose of such number of shares of the stock in any three month period that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the common stock is quoted on a NASDAQ market, the average weekly trading volume of common stock during the four calendar weeks immediately preceding the sale. A person who is not an affiliate of Coyote and who has beneficially held such stock for two years may sell such stock without restriction.

Sales or the prospect of future sales of stock may place downward pressure on the price and the market for the stock.

                            ADDITIONAL INFORMATION

     Coyote files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (the

"Commission").  This information is available for inspection and copying at the
 ----------
Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, NY 10007, and 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Coyote has filed a Registration Statement under the Securities Act of 1933 for the shares of common stock covered by this Prospectus. This Prospectus omits certain information, exhibits and amendments contained in the Registration Statement. You can find further information in the Registration Statement about Coyote's business and operations, and the shares of common stock covered by this Prospectus.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Upon written request, Coyote will furnish without charge to each person to whom this Prospectus is delivered a copy of any or all of the documents referred to below, including exhibits specifically incorporated by reference. All requests for copies of such documents should be mailed to Secretary, Coyote Sports, Inc., 2291 Arapahoe Avenue, Boulder, Colorado 80302, telephone number
(303) 417-0942.

     Coyote filed the following documents with the Commission and incorporates them in this Prospectus:

          1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;
          2)   Form 8-K filed April 3, 1998 for the Paragon financing;
          3)   Form 8-K filed April 3, 1998 for the Unifiber acquisition;
          4)   Form 8-KA filed April 3, 1998 for the Unifiber acquisition;
          5)   Definitive Proxy Statement dated April 20, 1998;
          6)   Information Statement dated April 20, 1998;
          7)   Form 8-KA filed May 14, 1998 for the Unifiber acquisition;
          8)   Quarterly Report on Form 10-QSB for quarter ended March 31, 1998;
          9)   Quarterly Report on Form 10-QSB for quarter ended June 30, 1998;
          10) Quarterly Report on Form 10-QSB for quarter ended September 30, 1998;
          11) Form 8-K filed September 23, 1998, for the acquisition of Cobra assets; and
          12) A description of the Common Stock contained in Coyote's Registration Statement No. 333-29077 on Form SB-2


     All documents Coyote files after the date of this Prospectus with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and before the offering of the shares terminates will be incorporated in this Prospectus by reference from the filing date of these documents. With respect to the documents listed above, if a statement in this Prospectus conflicts with a statement in a document incorporated by reference in this Prospectus, the statement in this Prospectus will modify or supersede it. The statement will constitute a part of this Prospectus only in its modified or superseded form.

     Coyote intends to furnish its stockholders with Annual Reports containing audited financial statements for each fiscal year.

                                USE OF PROCEEDS

     The Selling Stockholders will receive the net proceeds from the sale of the shares. Coyote will not receive any portion of the proceeds.

                        DETERMINATION OF OFFERING PRICE

     The Selling Stockholders may use this Prospectus in connection with an offer or sale of their shares. The Selling Stockholders will determine the offering price for these shares, which may vary based on market prices prevailing at the time of sale or negotiated prices. See "Plan of Distribution."

                             SELLING STOCKHOLDERS

     Coyote is registering the shares of common stock for the Selling Stockholders to permit public secondary trading of these shares. The "Selling Stockholders" include the shareholders listed below in the section entitled "Common Stock," and the persons to whom the shareholders give or pledge their shares after the date of this Prospectus. The Selling Stockholders or their nominees may offer these shares for resale from time to time. The Selling Stockholders, or their agents, may be considered to be "underwriters" under the Securities Act of 1933 if they decide to offer their shares for resale. As a result, they may be required to deliver a copy of this Prospectus to the person to whom they offered to sell their shares. See "Plan of Distribution."

     The shares of common stock the Selling Stockholders are offering fall into two categories: (i) 513,265 shares acquired from Coyote in various private transactions in 1998 in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as the basis for an exemption from registration and (ii) 578,261 shares that the Selling Stockholders acquired for performing services for Coyote. Coyote has agreed to register all of these shares of Common Stock. Except as set forth below and in the "Summary" section, the only relationship the Selling Stockholders have had with Coyote within the past three years has been as Coyote stockholders.

                                 COMMON STOCK

     The following table sets forth certain information about the common stock that each Selling Stockholder beneficially owned as of November 15, 1998.


               Name of                   Common Stock Beneficially     Common Stock     Common Stock Beneficially
        Selling Stockholders              Owned Prior to Offering        Offered          Owned After Offering
        --------------------              -----------------------        -------          --------------------
                                        Amount             Percent                      Amount            Percent
                                        ------             -------                      ------            -------

Paragon Coyote Texas Ltd.             1,063,265/(1)/         19.3%        541,526        521,739            9.5%
Investor Resource Services, Ltd.        200,000               4.1%        200,000              0              -
Litespeed Titanium Components, Inc.     100,000               2.0%        100,000              0              -
Hermes Partners, L.P.                   100,000               2.0%        100,000              0              -
Ultra Hermes Fund, Ltd.                 150,000               3.0%        150,000              0              -

---------------------------------------------
(1)  Includes an option to acquire 521,739 shares of Common Stock.


     Pursuant to agreements with Paragon, Coyote has agreed to take steps necessary to elect one representative of Paragon to Coyote's Board of Directors for so long as any part of the loan from Paragon remains outstanding. Pursuant to this agreement, Mr. Mark A. Pappas, the president of the general partner of Paragon, has served as a director of Coyote since 1997. In addition, Coyote has a ten-year consulting agreement with Paragon pursuant to which Paragon acquired 378,261 shares of common stock for services rendered to Coyote.

                             PLAN OF DISTRIBUTION

     Coyote is registering the shares for the Selling Stockholders. Coyote will bear all costs, expenses and fees in connection with the registration of the offered shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, arising out of the sale of shares. Selling Stockholders may dispose of their shares from time to time in one or more types of transactions, including on the NASDAQ Small Cap Market, in the over-the-counter market, in negotiated transactions or in put or call option transactions relating to the shares. The offering price may vary, based on market prices prevailing at the time of sale or negotiated prices.

     Selling Stockholders may or may not involve brokers or dealers in the sale of their shares. Selling Stockholders may sell shares directly to purchasers or to or through broker-dealers acting as agents or as principals. Broker-dealers may receive compensation in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealer acted as agent. Compensation to a particular broker-dealer may be in excess of customary commissions.

     Any broker-dealers who participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" under (S) 2(11)of the Securities Act of 1933, and any commissions or profits they receive on the resale of shares as broker-dealers might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933. As a result, Selling Stockholders may be required to comply with the prospectus delivery requirements of the Securities Act of 1933. Coyote has agreed to provide the Selling Stockholders with sufficient copies of the prospectus to satisfy these requirements. There is no underwriting agreement relating to the distribution of the shares by the Selling Stockholders.

     Selling Stockholders may resell all or a portion of their shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, provided they meet the criteria and comply with the requirements of the Rule.

     Coyote has agreed to indemnify each Selling Stockholder against certain liabilities, including certain liabilities arising under federal securities laws. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in the sales of shares against liabilities, including liabilities arising under the Securities Act of 1933.

                                    EXPERTS

     The financial statements of Coyote Sports, Inc. and subsidiaries as of December 31, 1997 and 1996, and for the years then ended, which appear in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINION

     Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, CO 80302, will furnish an opinion as to the validity of the shares covered by this Prospectus.

                ----------------------------------------------


No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the sale or offering of any shares of common stock covered by this Prospectus, and if given or made, such other information or representations must not be relied upon as having been authorized by Coyote Sports Inc. or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. Under no circumstances should the delivery of this Prospectus or the sale or offering of any shares of common stock covered by this Prospectus create any implication that there has been no change in the business or operations of Coyote Sports, Inc. since the date of this Prospectus.

                ----------------------------------------------



                               1,091,526 Shares


                              COYOTE SPORTS, INC.

                        Common Stock ($.001 Par Value)



                                  PROSPECTUS



                            ________________, 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

     The expenses in connection with the issuance and distribution of the securities being registered, other than brokerage discounts, fees or commissions, are:


Commission Registration Fee                        $ 1,299.20
Accounting Fees and Expenses                       $ 5,000.00
Legal Fees and Expenses                            $17,500.00
Miscellaneous Expenses                             $ 1,200.80
Total                                              $25,000.00


     All expenses, except the registration fee, are estimates. Coyote will pay all expenses in connection with this Offering.

ITEM 15.  Indemnification of Officers and Directors.
          ------------------------------------------

     Section 78.751 of the General Corporation Law of the State of Nevada contains provisions permitting corporations organized in Nevada to indemnify their directors, officers and other representatives from certain liabilities. A Nevada corporation may indemnify against liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or on behalf of the corporation), that arise out of a person's role as a director, officer, employee or agent of the corporation. Article X of Coyote's Certificate of Incorporation provides for the indemnification, to the maximum extent permitted by Nevada law, of any person for liabilities or expenses that arise by reason of the fact that the person is or was a director, officer, employee, fiduciary, or agent of Coyote.

ITEM 16.   Exhibits
           --------

     1.1   Selling Agreement
     4.1   Specimen Common Stock Certificate /(1)/
     5.1 Opinion of Chrisman, Bynum & Johnson, P.C., counsel to Coyote Sports, Inc.
     23.1 Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1)
     23.2 Consent of KPMG Peat Marwick LLP independent public accountants - Coyote Sports, Inc.
     23.3 Consent of PricewaterhouseCoopers, LLP, auditors on Current Report on Form 8-K/A Amendment No. 2 dated March 19, 1998

/(1)/ Denoted as Exhibit 4.1 to Registration Statement No. 333-29007on Form SB-2 and incorporated herein by reference.

ITEM 17.  Undertakings
          ------------

     (1)  The undersigned Registrant hereby undertakes:

          A. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by Coyote for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Coyote pursuant to the foregoing provisions, or otherwise, Coyote has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by Coyote of expenses incurred or paid by a director, officer or controlling person of Coyote in the successful defense of any action, suit or proceeding) is asserted against Coyote by such director, officer or controlling person in connection with the securities being registered, Coyote will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 23rd day of November, 1998.

                                    COYOTE SPORTS, INC.


                                    By:   /s/ James M. Probst
                                       -----------------------------------------
                                       James M. Probst,  President



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Probst his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                       Title                          Date

/s/ James M. Probst                     President, Chief Executive             November 23, 1998
--------------------------------------
James M. Probst                         Officer (Principal Executive Officer)
                                        and Director

/s/ Mel Stonebraker                     Chairman, Secretary,                   November 23, 1998
--------------------------------------
Mel Stonebraker                         and Director

/s/ John Paul McNeill                   Chief Financial Officer                November 23, 1998
--------------------------------------
John Paul McNeill                       (Principal Financial Officer)

/s/ Jeffrey Kates                       Director                               November 23, 1998
--------------------------------------
Jeffrey Kates

/s/ Mark A. Pappas                      Director                               November 23, 1998
--------------------------------------
Mark A. Pappas

                                        Director                               November 23, 1998
--------------------------------------
Don A. Forte

                                 EXHIBIT INDEX


     Exhibits
     --------


     1.1      Selling Agreement

     4.1      Specimen Common Stock Certificate /(1)/

     5.1      Opinion of Chrisman, Bynum & Johnson, P.C.

     23.1 Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1)

     23.2 Consent of KPMG Peat Marwick LLP, independent public accountants - Coyote Sports, Inc.

     23.3 Consent of PricewaterhouseCoopers, LLP, auditors on Current Report on Form 8-K/A Amendment No. 2 dated March 19, 1998.

     _________
     /(1)/ Denoted as Exhibit 4.1 to Registration Statement 333-29077 on Form SB-2 and incorporated herein by reference.